LIGHTPATH TECHNOLOGIES, INC.
                        COMPUTATION OF NET LOSS PER SHARE



                                                  FOR THE YEAR ENDED JUNE 30,
                                                 -----------------------------
                                                    1999              1998
                                                 -----------       -----------
Net loss                                         $(3,134,018)      $(4,331,290)
Preferred stock 8% premium                          (224,651)         (311,529)
Imputed dividend on Series A, Series B
 and Series C Preferred Stock                             --        (1,386,700)
                                                 -----------       -----------
Net loss applicable to common shareholders       $(3,358,669)      $(6,029,519)
                                                 -----------       -----------
Weighted average common shares outstanding         4,271,313         3,010,861
                                                 ===========       ===========
Basic and Diluted net loss per common share      $      (.79)      $     (2.00)
                                                 ===========       ===========